                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Times Direct Marketing, Inc. d.b.a. FusionDM:

We consent to the inclusion of our report dated April 7, 2000, except as to
Note 10 which is as of July 20, 2000, with respect to the balance sheets of Times Direct Marketing, Inc. d.b.a. FusionDM as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                        /s/ KPMG LLP

San Francisco, California

September 1, 2000